EXHIBIT 99.1

Garrett Motion Announces Launch of Secondary Public Offering of Common Stock and Concurrent Share Repurchase

PLYMOUTH, Mich. and ROLLE, Switzerland, May 20, 2025 — Garrett Motion Inc. (Nasdaq: GTX) (“Garrett” or the “Company”), a leading differentiated automotive technology provider, today announced a proposed secondary public offering of 17,000,000 shares of the Company’s common stock held by certain entities managed by affiliates of Oaktree Capital Management, L.P., Centerbridge Partners, L.P. and Cyrus Capital Partners, L.P. (collectively, the “Selling Stockholders”). The underwriters will have a 30-day option to purchase at their own election up to an additional 2,550,000 shares of common stock from the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the proposed offering. The Company is not selling any shares and will not receive any proceeds from the proposed offering.

Garrett has authorized the concurrent purchase from the underwriters of approximately 2 million shares of common stock as part of the secondary public offering (the “Repurchase”), subject to the completion of the offering, subject to a maximum aggregate repurchase amount of $25 million. The Repurchase is part of the Company’s existing $250 million share repurchase program. The underwriters will not receive any compensation for the shares being repurchased by the Company pursuant to the Repurchase.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC (in alphabetical order) are acting as the lead bookrunners and representatives of the underwriters, and Deutsche Bank Securities Inc., Wells Fargo Securities, BNP Paribas Securities Corp., BofA Securities, RBC Capital Markets, LLC and Stifel, Nicolaus & Company, Incorporated are acting as joint bookrunning managers, for the proposed offering.

A shelf registration statement (including a prospectus) relating to these securities has been filed with the Securities and Exchange Commission (the “Commission”) and is effective. A preliminary prospectus supplement relating to the offering has also been filed with the Commission. Before investing, interested parties should read the shelf registration statement, preliminary prospectus supplement and other documents filed with the Commission for information about Garrett and the offering. You may get these documents for free by visiting EDGAR on the Commission’s website at sec.gov. Alternatively, a copy may be obtained from: Goldman Sachs & Co. LLC, Prospectus

Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or email: prospectus-eq_fi@jpmorgan.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions, and include statements regarding the proposed secondary offering and proposed Repurchase. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, including risks related to and the effect of the proposed secondary public offering of the common stock; activity in repurchasing shares of Garrett’s common stock; and risks described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.

About Garrett Motion Inc.

A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is expanding its positive impact by developing differentiated technology solutions for Zero Emission Vehicles, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for battery electric vehicles. Garrett has five R&D centers, 13 manufacturing facilities and a team of more than 9,000 employees in more than 20 countries. Its mission is to enable the transportation industry to advance motion through unique, differentiated innovation.

CONTACTS:

Media	Investor Relations

Amanda Jones Amanda.jones@garrettmotion.com Cell. +41 79 601 07 87	Cyril Grandjean investorrelations@garrettmotion.com Cell +1 734 392 5504